UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2013

CAMPUS CREST COMMUNITIES, INC.

(Exact name of registrant specified in its charter)

Maryland	1-34872	27-2481988
(State or Other Jurisdiction	(Commission	(IRS Employer
Of Incorporation)	File Number)	Identification No.)

2100 Rexford Road

Suite 414

Charlotte, North Carolina 28211

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (704) 496-2500

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2013, Campus Crest Communities, Inc., a Maryland corporation (the “Company”), through Campus Crest Communities Operating Partnership, LP, a Delaware limited partnership (the “Borrower”), entered into the second amended and restated credit agreement (the “Credit Agreement”) with Citibank, N.A. and certain other lenders. The Credit Agreement provides for a senior unsecured revolving credit facility of up to $250 million, with a sublimit of $30 million for swing line loans and $15 million for letters of credit (the “Revolving Credit Facility”). The Credit Agreement also provides for a term loan of $50 million (the “Term Loan,” and together with the Revolving Credit Facility, the “Credit Facility” ). Unless otherwise terminated pursuant to terms of the Credit Agreement, the Credit Facility will mature on January 8, 2017, subject to a one-year extension option which the Borrower may exercise at its option, pursuant to certain terms and conditions, including the payment of an extension fee, contained in the Credit Agreement.

Citigroup Global Markets Inc., Barclays Capital and Raymond James Bank, N.A. served as Joint Lead Arrangers and Joint Book Running Managers on the Credit Facility with Citibank, N.A. serving as Administrative Agent, Swing Line Lender and L/C Issuer and Barclays Bank PLC and Raymond James Bank, N.A. serving as Co-Syndication Agents. Other lenders include Royal Bank of Canada, Bank of America, N.A., Bank of the West, Compass Bank, Capital One, National Association, National Bank of Arizona, PNC Bank, National Association and Citizens Bank of Pennsylvania, with Bank of America, N.A. and Royal Bank of Canada serving as Documentation Agents.

The amount available for the Borrower to borrow under the Credit Facility is based on the sum of (a) the lesser of (i) 60.0% of the “as-is” appraised value of the Company’s properties that form the borrowing base of the Credit Facility and (ii) the amount that would create a debt service coverage ratio of not less than 1.5, and (b) 50% of the aggregate of the lesser of (i) the book value of each of the Company’s development assets (as such term is defined in the Credit Agreement) and (ii) the “as-is” appraised value of each of the Company’s development assets, subject to certain limitations in the Credit Agreement. As of January 9, 2013, there was approximately $54 million outstanding under the Revolving Credit Facility and $50 million outstanding under the Term Loan. As of January 9, 2013, approximately $100 million of borrowing capacity was available under the Revolving Credit Facility.

Additionally, the Credit Facility has an accordion feature that allows the Company to request an increase in the total commitments of up to $300 million to $600 million, subject to conditions. Amounts outstanding under the Credit Facility bear interest at a floating rate equal to, at the Borrower’s election, the Eurodollar Rate or the Base Rate (each as defined in the Credit Agreement) plus a spread that depends upon the Borrower’s leverage ratio. The spread for borrowings under the Revolving Credit Facility ranges from 1.75% to 2.50% for Eurodollar Rate based borrowings and from 0.75% to 1.50% for Base Rate based borrowings, and the spread for the Term Loan ranges from 1.70% to 2.45% for Eurodollar Rate based borrowings and from 0.70% to 1.45% for Base Rate based borrowings. At January 9, 2013, the spread on the Revolving Credit Facility was 1.90% and the spread on the Term Loan was 1.85%.

The Company’s ability to borrow under the Credit Facility is subject to its ongoing compliance with a number of customary financial covenants, including:

•	a maximum leverage ratio of not greater than 0.60:1.00;

•	a minimum fixed charge coverage ratio of not less than 1.50:1.00;

•	a minimum ratio of fixed rate debt and debt subject to hedge agreements to total debt of not less than 66.67%;

•	a maximum secured recourse debt ratio of not greater than 20%;

•	a minimum tangible net worth of not less than the sum of $330,788,250 plus an amount equal to 75% of the net proceeds of any additional equity issuances; and

•	a maximum secured debt ratio of not greater than 50% through February 17, 2013 and not greater than 45% on any date thereafter.

Pursuant to the terms of the Credit Facility, the Company may not pay distributions that exceed the greater of (i) 95.0% of its funds from operations, or (ii) the minimum amount required for the Company to qualify and maintain its status as a real estate investment trust (a “REIT”). If a default or event of default occurs and is continuing, the Company also may be precluded from making certain distributions (other than those required to allow it to qualify and maintain its status as a REIT).

The Company and certain of its subsidiaries guarantee the obligations under the Credit Facility.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated in this Item 1.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Second Amended and Restated Credit Agreement, by and among Campus Crest Communities Operating Partnership, LP, Campus Crest Communities, Inc., Citibank, N.A. and the other parties thereto, dated as of January 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CAMPUS CREST COMMUNITIES, INC.

By:	/s/ Donald L. Bobbitt, Jr.
Donald L. Bobbitt, Jr.
Executive Vice President, Chief Financial Officer, and Secretary

Dated: January 10, 2013

EXHIBIT INDEX

Exhibit Number	Description
10.1

Second Amended and Restated Credit Agreement, by and among Campus Crest Communities Operating Partnership, LP, Campus Crest Communities, Inc., Citibank, N.A. and the other parties thereto, dated as of January 8, 2013